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                                                                  EXHIBIT 3.1(d)


                          CERTIFICATE OF CORRECTION OF
              THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                  BIGMAR, INC.



       It is hereby certified that:

       1. The name of the corporation (hereinafter called the "Corporation") is Bigmar, Inc.

       2. The Certificate of Amendment of the Corporation, which was filed by the Secretary of State of Delaware on August 12, 1998, is hereby corrected.

       3. The inaccuracy to be corrected in said instrument is that paragraph 2 of the Certificate of Amendment suggests all of Article Fourth of the Amended and Restated Certificate of Incorporation was being replaced by the new language. The new language was intended only to replace the first paragraph of Article Fourth.

       4. The portion of the instrument in corrected form is that the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking out in its entirety the first paragraph of Article Fourth and substituting the following new paragraph:

                     FOURTH: The total number of shares of all classes of stock to which the Corporation shall have authority to issue in twenty-five million (25,000,000) consisting of the following classes: (i) twenty million (20,000,000) shares of common stock, par value $.001; (ii) five million (5,000,00) shares of preferred stock, par value $.001.

              All other paragraphs of Article Fourth shall remain unchanged.


Signed on October 27, 2000



/s/ John Tramontana
-------------------
John Tramontana
President